EXHIBIT 23

Consent of Independent Accountants

The Board of Directors
inTEST Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-44059, No. 333-33733 and No. 333-43096) on Form S-8 of inTEST Corporation of our report dated February 19, 2001, relating to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of inTEST Corporation.

KPMG LLP

Philadelphia, Pennsylvania
March 29, 2001